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                                                                     EXHIBIT 4.6

                                 CH-TWENTY, INC.
                            CAPITAL ACCUMULATION PLAN
                                 TRUST AGREEMENT


      THIS AGREEMENT made this 1st day of July, 1997 between CH-TWENTY, INC. a Delaware corporation ("CH-Twenty") and STATE STREET BANK and TRUST COMPANY, a banking corporation having its principal place of business at 225 Franklin Street, Boston, Massachusetts 01201 ("Trustee");

                                  R E C I T A L

        A. This instrument creates a trust for purposes of the CH-Twenty Inc., Capital Accumulation Plan (the "Plan").

        B. The parties hereto desire to execute a trust agreement which sets forth the rights and duties of Trustee and the terms and conditions under which the trust fund is to be administered. Effective as of July 1, 1997, the assets and liabilities of the Atlantic Richfield Capital Accumulation Plan II allocable as of June 20, 1997 to participants in the Plan are to be transferred to the Plan.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Creation of the Trust

        1. There is hereby established with Trustee a trust consisting of all sums paid to trustee for purposes of the Plan (including trust assets paid over to Trustee by the trustee of the Atlantic Richfield Capital Accumulation Plan
II), investments thereof and earnings and appreciations thereon, which, less disbursements made by Trustee, are referred to herein as the "Fund" and shall be dealt with as herein provided. Trustee shall have no duty or authority to inquire into the correctness of amounts tendered to it or to enforce the collection of any contribution by CH-Twenty or the members of the Plan ("Members").

Investment and Administration of the Fund

        2. Trustee shall have the power to hold and invest the principal and income of the Fund in the following manner:

               (A) Common Stock of Atlantic Richfield Company ("ARCO") purchased on the open market or from ARCO as may be directed by CH-Twenty in accordance with the Plan;

               (B) In cash, such as deposits in interest-bearing bank accounts, certificates of deposit, corporate or governmental obligations maturing in not more than five (5) years, financial futures contracts, deposits under a deposit administration or similar insurance contract or in a commingled or common investment account or fund established and maintained by a bank (which bank may be the Trustee), including any fixed income commingled funds maintained by the Trustee for qualified employee benefit accounts and the assets of which are invested primarily in debt obligations, in similar cash accounts



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managed by investment managers appointed by CH-Twenty, or in any combination thereof as CH-Twenty determines;

               (C) In units of a fund, consisting of specified equity investments, such as common or capital stock of issuers, other than CH-Twenty, ARCO or any of their subsidiaries or affiliates, bonds, debentures or preferred stocks convertible into common or capital stock of such issuers, financial futures contracts, interests in any commingled or common equity fund established and maintained by an investment advisor or a bank (which bank may be the Trustee), interests in any mutual fund or other similar types of equity investments and cash equivalent short-term investments maturing in less than one year, or in any combination thereof as CH-Twenty may determine;

               (D) In units of a fund, consisting of specified types of fixed income investments, such as public obligations of the United States or foreign governments or their agencies, securitized financing or corporate bonds of issuers, other than CH-Twenty, ARCO or any of their subsidiaries or affiliates, debentures, financial futures contracts, interests in any commingled or common fixed income fund established and maintained by an investment advisor or bank (which bank may be the Trustee), interests in any mutual fund or other similar types of fixed income investments and cash equivalent short-term investments, or in any combination thereof as CH-Twenty may determine;

               (E) In units of a fund consisting of specified investments in global issuers such as common or capital stock, other than CH-Twenty, ARCO or any of their subsidiaries or affiliates, preferred stocks, securities convertible into common or capital stock of such issuers, financial futures contracts, currency futures or options, forward currency contracts, interests in any commingled or common equity fund established and maintained by an investment advisor or a bank (which bank may be the Trustee), interests in any mutual fund or other similar types of equity investments and cash equivalent investments, or similar investments or in any combination thereof as CH-Twenty may determine;

               (F) In units of a fund consisting of units of the funds described in Subparagraphs (C), (D) or (E), which shall be approximately 45 percent of the fund described in Subparagraph (C), 40 percent of the fund described in Subparagraph (D) and 15 percent of the fund described in Subparagraph (E), as CH-Twenty determines; or

               (G) The Declaration of Trust creating a commingled or common fund with respect to which the Trust participates is deemed to be part of this Trust Agreement to the same extent as if fully set forth at length."

        3. The CH-Twenty Inc., Accumulation Plan Administrative Committee ("Committee") shall furnish in writing to Trustee information sufficient to enable Trustee to allocate each contribution received by Trustee among the above several classes of investments in conformity with the provisions of the Plan and the investment options elected by the Members.

        4. This Paragraph is intended to authorize appointment of an investment manager as contemplated in Section 402(c)(3) of the Employee Retirement Income Security Act of 1974 ("ERISA").

               CH-Twenty may appoint an investment manager with respect to some or all of the assets of the Fund. The appointment of the investment manager shall be



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made by an officer of CH-Twenty or other named fiduciary authorized by a resolution of CH-Twenty's Board of Directors to make such appointments. The authority of the investment manager shall not begin until Trustee receives from CH-Twenty notice satisfactory to Trustee that the investment manager has been appointed and that the investment manager has acknowledged in writing that with respect to the relevant assets of the Fund he or she or it is a fiduciary with respect to the Plan within the meaning of ERISA. The investment manager's authority shall continue until Trustee receives similar notice that the appointment has been rescinded. By notifying Trustee of the appointment of an investment manager, CH-Twenty shall be deemed to warrant that such investment manager meets the requirements of Section 3(38) of ERISA, but Trustee may demand independent evidence that any investment manager meets those requirements.

               The assets with respect to which a particular investment manager has been appointed shall be segregated from all other assets held by Trustee under this Agreement and the investment manager shall have the duty and power to direct Trustee in every aspect of their investment. Upon request, Trustee shall execute appropriate powers of attorney authorizing an investment manager appointed hereunder to exercise the powers and duties of the investment manager.

               Trustee may rely upon any order, certificate, notice, direction or other documentary confirmation purporting to have been issued or given by an investment manager which Trustee believes to be genuine and to have been issued or given by such investment manager.

               Any oral direction shall be followed by a written confirmation as soon as practical. Trustee shall follow the procedures established by CH-Twenty to validate such oral directions.

        5. CH-Twenty may direct that with respect to some or all of the assets of the Fund, Trustee shall be subject to the direction of a fiduciary named by CH-Twenty in a manner prescribed by its Board of Directors. In such a case, Trustee shall be subject to proper direction of such fiduciary, and CH-Twenty shall be deemed to warrant that all directions given by such fiduciary are proper, and made in accordance with the Plan, and are not contrary to the provisions of Title I of ERISA. When so appointed, such a fiduciary shall have the same powers as an investment manager appointed pursuant to Paragraph 4.

               The assets with respect to which a particular fiduciary has been appointed shall be segregated from all other assets held by Trustee under this Agreement and the fiduciary shall have the duty and power to direct Trustee in every aspect of their investment. Upon request, Trustee shall execute appropriate powers of attorney authorizing a fiduciary appointed hereunder to exercise the powers and duties of the investment fiduciary.

               Trustee may rely upon any order, certificate, notice, direction or other confirmation, whether written or oral, purporting to have been issued or given by a fiduciary which Trustee believes to be genuine and to have been issued or given by such investment fiduciary.



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               Any oral direction shall be followed by a written confirmation as soon as practical. Trustee shall follow the procedures established by CH-Twenty to validate such instructions.

        6. When acting hereunder, whether in its discretion or at the direction of an investment manager or fiduciary named pursuant to Paragraph 4 or 5, Trustee shall have the powers granted Trustees by law and in addition shall have the power:

               (A) To vote any bonds or other securities of any corporation or other issuer at any time held in the trust provided that the shares of ARCO Common Stock in a Member's account shall be voted by the Trustee in accordance with the Member's instructions unless such instructions are not given within a reasonable period of time established by the Trustee; to otherwise consent to or request any action on the part of any such corporation or other issuer; to give general or special proxies or powers of attorney with or without power of substitution; to participate in any reorganization, recapitalization, merger or similar transaction with respect to such securities and to deposit such securities in any voting trust, pooling agreement or with any protective or like committee, or with a trustee, or with depositories designated thereby; to generally exercise any of the powers of an owner with respect to the securities or properties comprising the trust; to institute, compromise and defend actions and proceedings; to pay or contest any claim; to settle a claim by or against the trust by compromise, arbitration or otherwise; to release, in whole or in part, any claim belonging to the trust to the extent that the claim is uncollectible; provided that;

                   (i) Each Member shall be entitled to direct the Trustee as to the manner in which whole shares of ARCO Common Stock credited to the Member's account shall be voted. Fractional shares of ARCO Common Stock shall be aggregated into whole shares of stock and voted by the Trustee in the same proportion as the aggregate shares which are voted by the Trustee pursuant to Members' written instructions. In the absence of voting instructions by one or more Members, the Trustee shall vote such shares in the aggregate in the same proportion as the aggregate shares which are voted by the Trustee pursuant to Members' written instructions. With respect to unallocated shares of ARCO Common Stock held in a loan suspense account, the Trustee shall vote such shares in the aggregate in the same proportion as the aggregate shares, allocated to Members' accounts, are voted by the Trustee pursuant to Members' written instructions.

                   (ii) Each Member shall be entitled to direct the Trustee as to the manner in which rights other than voting rights attributable to whole shares of ARCO Common Stock credited to the Member's account shall be exercised. Rights attributable to fractional shares of ARCO Common Stock shall be aggregated into whole shares of stock and exercised by the Trustee in the same proportion as rights which are exercised by the Trustee pursuant to Members' written instructions. In the absence of instructions by one or more Members, the Trustee shall exercise such rights in the aggregate in the same proportion as the aggregate rights which are exercised by the Trustee pursuant to Members' written instructions. With respect to unallocated shares of ARCO Common Stock held in a loan suspense account, the Trustee shall exercise such rights in the aggregate in the same proportion as the aggregate shares, allocated to Members' accounts, are exercised by the Trustee pursuant to Members' written instructions.



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               (B) To hold property of the Fund in its own name or in the name of a nominee or nominees, without disclosure of the trust, or in bearer form so that it will pass by delivery; but no such holding shall relieve Trustee of its responsibility for the safe custody and disposition of the Fund in accordance with the provisions of this Agreement; Trustee's books and records shall at all times show that such property is part of the Fund; and Trustee shall be liable for any loss occasioned by the acts of its nominee or nominees with respect to securities registered in the name of the nominee or nominees as much as if such acts were the acts of Trustee;

               (C) To employ agents in the management of the Fund, provided that Trustee shall be responsible for the acts of such agents (other than acts of the United States Postal Service) as much as if they were acts of Trustee;

               (D) To make, execute and deliver, as Trustee, any conveyances, contracts, waivers, or other instruments in writing that Trustee may deem necessary or desirable in the exercise of its powers under this Agreement;

               (E) To apply for, purchase, hold and transfer any annuity contract for a participant in accordance with written instructions from CH-Twenty in conjunction with the termination of the Plan, provided that no such contract shall provide for a life annuity; and

               (F) To do all other acts that Trustee may deem necessary or proper to carry out any of the powers set forth in this Agreement or otherwise in the best interests of the Fund.

               (G) As directed by CH-Twenty, to borrow from any lender (including CH-Twenty or the Trustee) to finance the acquisition of ARCO Common Stock, and to make payments on such loans, giving its note as Trustee with such reasonable interest and security for the loan as may be appropriate or necessary; provided that any such borrowing shall comply with the provisions of the Plan.

        7. Trustee may hold uninvested or may invest in its discretion in short-term cash equivalents (including deposits, savings accounts and certificates of deposit with its own banking department or any common or collective trust fund maintained by Trustee which satisfies such objective) (i) any amount stated by CH-Twenty or believed by Trustee to be needed in the near future for withdrawals from the Fund, or (ii) all or a portion of the proceeds of a loan described in Section 6(G) pending the acquisition of ARCO Common Stock.

        8. Trustee, as and when directed by CH-Twenty (or any committee or person or entity designated for such purpose in the Plan or otherwise by CH-Twenty), shall make distributions or pay withdrawals, pay expenses of administering the Plan, buy, sell or turn in for redemption securities, and exercise or sell options, rights or warrants as shall be specified in any such direction. In the case of any such distribution or withdrawal, Trustee shall make or pay the same in cash or in kind, or in any combination thereof as provided in the direction. CH-Twenty shall hold harmless and shall defend Trustee against any liability arising or asserted to arise out of Trustee's compliance with directions under this paragraph.



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        9. Trustee shall be paid such reasonable compensation for its service as
Trustee as shall from time to time be agreed upon by CH-Twenty and Trustee. Unless paid by CH-Twenty, such compensation, and the expenses of administration of this Trust, may be withdrawn by Trustee from the Fund.

        10. Trustee shall pay out of the Fund all taxes imposed or levied with respect to the Fund or any part thereof, under existing or future laws, and at CH-Twenty's direction, may contest the validity or amount of any tax assessment, claim or demand respecting the Fund or any part thereof.

        11. The following additional rules shall govern the standard of conduct and liabilities of Trustee hereunder;

               (A) Trustee shall perform all of its functions hereunder with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, or in accordance with such other standard as may be required from time to time by law, and shall not be liable for any conduct on its part (including reliance on advice of counsel) which conforms to that standard.

               (B) Trustee shall hold CH-Twenty, its subsidiaries and affiliates and each of the directors, officers or employees of CH-Twenty and of any such affiliate or subsidiary harmless (including the cost of outside counsel) against any liability or excise tax asserted against CH-Twenty or any such entity or person as a result of any breach by Trustee of any of its duties or fiduciary responsibilities. This Clause (B) shall not require Trustee to hold CH-Twenty or any other entity or person harmless against any liability or excise tax arising out of action or inaction of Trustee pursuant to or pending direction by an investment manager or fiduciary named pursuant to Paragraph 4 or 5 or by CH-Twenty pursuant to any provision of this Agreement.

               (C) Trustee shall not be liable for the acts or omissions of an investment manager or fiduciary appointed under Paragraph 4 or 5, and, except with respect to short-term investments under Paragraph 7, Trustee shall be under no obligation to invest or otherwise manage any asset of the Plan which is subject to the management of such investment manager or fiduciary, it being the intention of the parties that, except with respect to investments under Paragraph 7, Trustee shall have the full protection of Section 405 of ERISA.

               (D) Where an investment manager or fiduciary has been named pursuant to Paragraph 4 or 5 or where CH-Twenty is required to give directions to Trustee, CH-Twenty shall hold harmless and defend Trustee against any liability or excise tax arising out of Trustee's action or inaction pursuant to or pending direction by such investment manager, fiduciary or CH-Twenty. This Clause (D) shall not apply to any liability arising out of any act or omission in which Trustee knowingly participates or which Trustee knowingly undertakes to conceal, knowing such act or omission to be a breach of fiduciary responsibility.

               (E) When so instructed by CH-Twenty, Trustee shall deposit any assets held by it with a custodian named by CH-Twenty, and CH-Twenty shall hold



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harmless and defend Trustee against any liability arising or asserted to arise out of Trustee's compliance with directions under this paragraph.

Accounting By Trustee

        12. Trustee shall keep accurate and detailed accounts of all investments, receipts, disbursements, withdrawals and other transactions hereunder, and all records relating thereto shall be open to inspection and audit at all reasonable times by any person or corporation designated by CH-Twenty. At such intervals as CH-Twenty may from time to time designate, and as of the date of the removal or resignation of Trustee, Trustee shall file with CH-Twenty a written account setting forth all investments, receipts, disbursements, withdrawals and other transactions effected by it during the period from the date of its last such account and a list of the assets of the Fund at the close of such period. Such account may be in the form of monthly or quarterly statements which taken together reflect the matters set forth in the preceding sentence. As between CH-Twenty and Trustee, Trustee shall be forever released and discharged from all liability with respect to the propriety of acts and transactions shown in such account, except with respect to any such act or transaction as to which CH-Twenty shall within 90 days following notification thereof have filed written objections with Trustee and except that no such accounting shall foreclose any liability of Trustee to CH-Twenty arising under Paragraph ll(B). Except as provided in Paragraph ll(B), the liability of Trustee to persons other than CH-Twenty shall be limited to actions under ERISA brought within the period permitted by law for the bringing of such actions.

Removal and Resignation of Trustee

        13. Trustee may be removed by CH-Twenty at any time upon not less than 30 days' written notice and Trustee may resign at any time upon not less than 90 days' written notice. In either case, such notice may be wholly or partially waived by the party to whom it is due. Upon Trustee's removal or resignation, CH-Twenty shall appoint a successor trustee who shall have the same powers and duties as those conferred upon Trustee hereunder, and upon acceptance of such appointment by the successor trustee, Trustee shall assign, transfer and pay over to such successor trustee the funds and properties then constituting the Fund. If CH-Twenty fails within a reasonable time to name a successor trustee or otherwise direct proper disbursement of the Fund, Trustee may apply to any court of competent jurisdiction for appropriate relief. Trustee may in any event reserve such reasonable sum of money as it may deem advisable, to provide for any charges against the Fund for which it may be liable, and for payment of its fees and expenses in connection with the settlement of its account or otherwise. Any balance of such reserve remaining after the payment of such fees and expenses shall be paid over as aforesaid.

        14. If the Plan is wholly or partially terminated, Trustee shall disburse the portion of the Fund affected by the termination as directed by CH-Twenty. Trustee may elect to treat any such disbursement as a removal of Trustee with respect to the assets disbursed. in which case the provisions of Paragraph 13 shall apply.

        15. CH-Twenty may amend this Agreement by an instrument in writing signed by an authorized officer of CH-Twenty or by any other named fiduciary authorized by a resolution of CH-Twenty's Board of Directors to sign such amendment, provided that no such amendment shall divert any part of the Fund to purposes other than payment of



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benefits to Plan members and their beneficiaries or defrayal of reasonable expenses of administering the Plan, and, except with Trustee's consent, no amendment affecting the duties, responsibilities or rights of Trustee shall take effect until 30 days after a copy of said amendment is furnished to Trustee or, if Trustee gives notice of resignation within such 30-day period, until the resignation becomes effective.

        16. CH-Twenty may terminate this Agreement by directing disbursement of the entire Fund pursuant to Paragraph 13.

Miscellaneous

        17. Prior to satisfaction of all liabilities under the Plan, no part of the Fund shall inure to the benefit of CH-Twenty or be used other than for purposes of providing benefits to Members and their beneficiaries and defraying reasonable expenses of administering the Plan. However;

               (A) If a contribution under the Plan is made by a mistake of fact, this paragraph shall not prohibit the return of an amount not in excess of such contribution at the direction of CH-Twenty within one year after the contribution is paid;

               (B) If a contribution under the Plan is expressly conditioned on initial qualification of the Plan under Section 401 of the Internal Revenue Code of 1986, as amended, and if the Plan does not qualify, or continue to so qualify, this paragraph shall not prohibit the return of an amount not in excess of such contribution at the direction of CH-Twenty within one year after the date of denial of qualification of the Plan; and

               (C) If a contribution under the Plan is expressly conditioned upon the deductibility of the contribution under Section 404 of the Internal Revenue Code of 1986, as amended, then, to the extent the deduction is disallowed, this paragraph shall not prohibit the return of an amount not in excess of such contribution (to the extent disallowed) at the direction of CH-Twenty within one year after the disallowance of the deduction.

                   Trustee may demand assurance satisfactory to it that the sum of all amounts being returned from the Trust under the Plan does not exceed the amount described above.

        18. This Trust is intended to be entitled to an income tax exemption under Section 501(a) of the Internal Revenue Code of 1986 and wherever possible shall be construed to carry out that intention. Trustee may demand assurances satisfactory to it that any action it is directed to take will not adversely affect the tax exemption of the Trust.

        19. Any successor in interest to Trustee shall automatically become Trustee hereunder.

        20. Any successor to all or part of the business of CH-Twenty may become a party to this Agreement and, with respect to assets of the Fund which CH-Twenty warrants to Trustee are allocable to such successor, this Agreement shall be deemed to create a separate trust composed of such assets and administered according to this



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Agreement, except that such successor shall be substituted for CH-Twenty for all purposes hereunder.

        21. Unless otherwise provided in this Agreement, any communications (including notices, instructions, or directions) required or permitted hereunder to be given by CH-Twenty shall be given in writing addressed to the trust officer with whom CH-Twenty customarily deals and signed by the officer delegated such power, or any other person or persons whom CH-Twenty notifies Trustee are from time to time authorized to sign such communications. CH-Twenty shall furnish Trustee specimen signatures of all persons authorized to sign communications to Trustee.

        22. If any payment mailed by regular U.S. Mail to the last address of the payee furnished by CH-Twenty is returned unclaimed, Trustee shall so notify CH-Twenty and shall discontinue further payments to such payee until it received further instructions of CH-Twenty.

        23. No amount held hereunder shall be subject to voluntary or involuntary alienation or to the claims of any creditor.

        24. This Agreement shall be controlled by the law of the State of Massachusetts in all respects in which the law is not inconsistent with ERISA.

        25. This Agreement may be executed in counterparts, each of which shall be an original although the others are not produced.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the date first written above.


ATTEST:                      CH-TWENTY, INC.



                               By:
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                                          BEVERLY L. HAMILTON
                                   As named fiduciary appointed by the
                                   Board of Directors of CH-Twenty,
                                   Inc., with power and authority to
                                   negotiate, execute and deliver this
                                   Trust Agreement on behalf of
                                   CH-Twenty, Inc.


ATTEST:                        STATE STREET BANK AND TRUST COMPANY
                                As Trustee for CH-Twenty, Inc.,
                                Capital Accumulation Plan


                               By:
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